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                                                                  EXHIBIT (B)(1)

                                                               14 September 1998

                    CERTIFICATE OF NOTORIETY FOR CARMEUSE SA

Dear Sirs,

     Our client Carmeuse SA has informed us of their intention to proceed, either directly or through one of their subsidiaries, to a public offering on all shares of Dravo Corporation. Our client needs among other conditions (to be allowed to execute this project) to dispose of US$230 millions.

     To this end we, Bank Brussels Lambert SA, certify by the present letter that Carmeuse SA can on this day draw on US$230 millions at an indicative margin of 0,25% over Libor and these US$230 millions will stay at its disposal for a period of 3 months, from the date of signature of the present letter; period which could be renewed for another term of maximum 3 months, with full repayment at the end of the period.

Bank Brussels Lambert SA

            /s/ PHILIPPE HUSTINX                              /s/   T. BREUER
                  senior manager                                  senior manager